EXHIBIT 99
                                 [Alcan LOGO]

                                 Notice of Annual Meeting
                                 27 April 2000

                                 Management Proxy Circular

[2000 LOGO]
Please complete, sign and date
your proxy and return it promptly in
the enclosed postage-paid envelope.

                                    CONTENTS

                                                              Page
NOTICE OF ANNUAL MEETING  ..................................    1

MANAGEMENT PROXY CIRCULAR  .................................    2
  Proxy Solicitation........................................    3
  Voting Shares and Record Date  ...........................    3
  Voting by Shareholders  ..................................    3
  Voting by Proxyholders  ..................................    3
     Appointment of Proxyholders and Revocation of
      Proxies  .............................................    3
     Confidential Proxy Voting Procedures  .................    4
  Business at Annual Meeting  ..............................    4
  Financial Statements and Auditors' Report  ...............    4
  Election of Directors  ...................................    5
  The Combined Company  ....................................    9
     Directors of the Combined Company  ....................    9
     Committees of the Board of Directors
       of the Combined Company  ............................   10
  Holdings of Shares and Deferred Share Units by
     Directors  ............................................   11
  Corporate Governance Practices  ..........................   11
  Board Meetings and Board Committees  .....................   13
     Corporate Governance Committee  .......................   13
     Audit Committee  ......................................   13
     Environment Committee  ................................   13
     Personnel Committee  ..................................   13
     Options Committee  ....................................   14
  Executive Compensation  ..................................   15
     Report on Executive Compensation  .....................   15
     Performance Graph  ....................................   19
     Summary Compensation Table  ...........................   20
     Executive Performance Award  ..........................   21
     Other Compensation  ...................................   21
     Alcan Executive Share Option Plan  ....................   22
     Retirement Benefits  ..................................   25
     Retiring Allowances  ..................................   26
     Board Fees  ...........................................   26
  Employment Agreements  ...................................   26
  Compensation of Non-Executive Directors  .................   26
     Fees and Expenses  ....................................   26
     Share Investment Plan for Directors  ..................   26
     Retirement Arrangements  ..............................   26
  Indebtedness of Directors and Executive Officers  ........   27
  Directors' and Officers' Liability Insurance  ............   27
  Appointment of Auditors  .................................   28
  Approval of Board of Directors  ..........................   28

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l'accompagne seront envoyees aux actionnaires sur demande. Veuillez communiquer avec Alcan Aluminium Limitee -- Services aux actionnaires, en appelant au
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

LOGO
LOGO

NOTICE OF ANNUAL MEETING

The 98th Annual Meeting of the holders of the Common Shares of Alcan Aluminium Limited will be held on Thursday, 27 April 2000 at 10:00 a.m. in the Assembly Hall, International Civil Aviation Organization, 999 University Street, Atrium entrance, Montreal, Quebec, Canada, for the following purposes:

1. receiving the financial statements and the Auditors' Report for the year ended 31 December 1999,

2. electing Directors, and

3. appointing Auditors and authorizing the Directors to fix their remuneration.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Management Proxy Circular.

                                             By order of the Board of Directors,

                                                       /s/ David McAusland
                                                       -------------------------
                                                                 David McAusland
Montreal, Canada                                                 Vice President,
8 March 2000                                   Chief Legal Officer and Secretary

LOGO
LOGO

                                                                14 February 2000

MANAGEMENT PROXY CIRCULAR

THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ALCAN ALUMINIUM LIMITED FOR USE AT THE ANNUAL MEETING TO BE HELD IN MONTREAL ON 27 APRIL 2000 (AND ANY ADJOURNMENT THEREOF) FOR THE PURPOSES SET OUT IN THE ATTACHED NOTICE OF ANNUAL MEETING.

Unless stated otherwise, the following expressions used in this Management Proxy Circular have the meanings indicated:

"Alcan" or "Company" means Alcan Aluminium Limited,
"Algroup" means Alusuisse Lonza Group AG, a company incorporated under the laws of Switzerland and, where applicable, one or more subsidiaries, "Algroup Share Exchange Offer" means the offer to be made by Alcan to acquire, on and subject to the terms and conditions set forth in the Combination Agreement, all of the Algroup shares in exchange for Common Shares, the whole as contemplated by the resolution passed by the Shareholders at the Special Meeting on 22 November 1999,
"Board" or "Board of Directors" means the Board of Directors of Alcan, "Chief Executive Officer" means the Chief Executive Officer of Alcan, "Combination" means the proposed combination of Alcan, Pechiney and Algroup as provided for in the Combination Agreement and described in the Management Proxy Circular in connection with the Special Meeting held on 22 November 1999,
"Combination Agreement" means the combination agreement dated 15 September 1999 among Alcan, Pechiney and Algroup, as it may be amended from time to time, "Combined Company" means Alcan following the completion of the Combination, "Director" means a Director of Alcan or of the Combined Company, as the case may be,
"Executive Officers" means the President and Chief Executive Officer, the
     Executive Vice Presidents, the Vice Presidents (including the Secretary) and the Treasurer of Alcan,
"Meeting" means the Annual Meeting of Shareholders to be held on 27 April 2000 and any adjournment thereof,
"Non-Executive Director" means a Director of Alcan who is not an employee of
     Alcan or its Subsidiaries or Related Companies,
"Notice" means the attached Notice of Annual Meeting, "Pechiney" means Pechiney, a corporation incorporated under the laws of France and, where applicable, one or more subsidiaries, "Pechiney Share Exchange Offer" means the offer to be made by Alcan to acquire, on and subject to the terms and conditions set forth in the Combination Agreement, all of the Pechiney shares in exchange for Common Shares, the whole as contemplated by the resolution passed by the Shareholders at the Special Meeting on 22 November 1999,

"Related Company" means a company in which Alcan owns, directly or indirectly, 50% or less of the voting stock and in which Alcan has significant influence over management, but does not include a company in a joint venture,
"Shareholder" means a holder of the Shares, "Share Exchange Offers" means the Pechiney Share Exchange Offer and the Algroup
     Share Exchange Offer,
"Shares" or "Common Share" means a common share in the capital of Alcan, "Subsidiary" means a company controlled, directly or indirectly, by Alcan, and "$" means U.S. Dollars.

PROXY SOLICITATION

The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. CIBC Mellon Trust Company and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States of America, respectively, to assist in the solicitation of proxies from Shareholders. For these services, CIBC Mellon Trust Company and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately Can. $15,000 and $10,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon Trust Company is responsible for the tabulation of proxies.

VOTING SHARES AND RECORD DATE

The Shares are the only class of outstanding shares of Alcan which entitle holders to vote at the Meeting. Each Share entitles the holder to one vote at the Meeting. As at 14 February 2000, there were 218,734,110 Shares outstanding. Only Shareholders of record at the close of business on 8 March 2000 are entitled to receive the Notice. They will also be entitled to vote unless their Shares have been transferred and the transferee has produced a properly-endorsed certificate(s) representing the transferred Shares or has otherwise established ownership of the transferred Shares and has requested, at least 10 days before the Meeting, that such transferee's name be included on the list of Shareholders, in which case the transferee will be entitled to vote such Shares instead of the transferor.

VOTING BY SHAREHOLDERS

A vote at the Meeting may be given by the Shareholder attending in person. The participation by a Shareholder in such a vote will automatically revoke any proxy which has been previously given by the Shareholder in respect of business covered by that vote.

VOTING BY PROXYHOLDERS

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

A vote at the Meeting may, instead, be given by proxy, and the proxyholder need not be a Shareholder. If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

The authority granted by a proxy may be revoked by the Shareholder with a letter of revocation or another proxy with a later date.

All proxies or letters of revocation must be delivered NO LATER THAN THE CLOSE OF BUSINESS (5:00 P.M. E.D.T.) ON 26 APRIL 2000:

     to Alcan at                           Maison Alcan
                                           1188 Sherbrooke Street West
                                           Montreal, Quebec, Canada H3A 3G2
                                           Telecopier: (514) 848-8115,
     or to CIBC Mellon Trust Company at    200 Queen's Quay East, Unit 6
                                           Toronto, Ontario, Canada M5A 4K9
                                           Telecopier: (416) 368-2502,
     or to Morrow & Co., Inc. at           445 Park Avenue
                                           New York, N.Y. 10022, U.S.A.
                                           Telecopier: (212) 754-8300,

or hand-delivered on 27 APRIL 2000 to the Chairman prior to the commencement of the Meeting.

CONFIDENTIAL PROXY VOTING PROCEDURES

The accompanying form of proxy represents all Shares registered in the Shareholder's name, including any whole Shares which the Shareholder may own as a participant in Alcan's Dividend Reinvestment Plan and/or Share Purchase Plan.

Three persons, who are not Directors or employees of Alcan or its Subsidiaries or Related Companies, are proposed in the accompanying form of proxy as proxyholders to attend the Meeting and vote the Shares represented by the proxy. Their names are printed on the form of proxy. If the form of proxy is signed and returned, these proxyholders will vote in accordance with the instructions the Shareholder marks on it. IF NO INSTRUCTIONS ARE MARKED, THEY WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS (SEE PAGES 5 TO 8), AND FOR THE APPOINTMENT OF AUDITORS (SEE PAGE 28).

A Shareholder may appoint any other person as proxyholder either by writing that person's name in the blank space provided for that purpose on the form of proxy or by completing another appropriate form of proxy. In either of these cases, the Shareholder is advised in his or her own interest to specify a choice with respect to each of the matters to be presented for action at the Meeting.

Proxies will not be submitted to Management except where they contain comments clearly intended for Management or in the event of a proxy contest or in order to meet legal requirements.

BUSINESS AT ANNUAL MEETING

Only the business described in the Notice may be presented for action at the Meeting. The form of proxy provides discretionary authority to vote only on matters concerning the conduct of the Meeting.

FINANCIAL STATEMENTS AND AUDITORS' REPORT

The consolidated financial statements of Alcan and the Auditors' Report for 1999 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken.

ELECTION OF DIRECTORS

Twelve Directors are to be elected to serve until the close of the 2001 Annual Meeting or until they cease to hold office as such, including in connection with the completion of either Share Exchange Offer (see page 9). The Board has amended the Director's Standing Resolution in relation to the retirement age of Directors in order to be able to recommend the election of Messrs. Chippindale and Gotlieb as Directors. The Board feels that due to the strategic significance of the Combination which has yet to be completed, and the familiarity of Messrs. Chippindale and Gotlieb with this transaction, it is in the best interest of Shareholders to benefit from their continuing contribution.

The Board of Directors and Management recommend the election of the nominees named below.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------

          LOGO                      JACQUES BOUGIE, O.C.                                                            1989
                                    Jacques Bougie, 52, has been President and Chief Executive Officer of
                                    Alcan since November 1993, having served earlier as President and
                                    Chief Operating Officer since July 1989. Mr. Bougie joined Alcan in
                                    1979 and held a number of senior management positions until 1989, including having responsibility for all of Alcan's fabricating operations in North America other than rolling.

          LOGO                      WARREN CHIPPINDALE, F.C.A., C.M.                                                1986
                                    Warren Chippindale, 71, was chairman and chief executive partner of
                                    Coopers & Lybrand (Canada) from 1971 to 1986 and chairman of Coopers &
                                    Lybrand (International) for five years during that period. Mr.
                                    Chippindale is a director of The Spectrum United Funds.
                                    Mr. Chippindale is a member of the Corporate Governance Committee and the Audit Committee, and is Chairman of the Personnel Committee.

          LOGO                      ELEANOR R. CLITHEROE                                                            1999
                                    Eleanor Clitheroe, 46, is president and chief executive officer of
                                    Ontario Hydro Services Company. Ms. Clitheroe had earlier served as managing director and chief financial officer of Ontario Hydro. Prior to joining Ontario Hydro in 1993, Ms. Clitheroe served as deputy minister of finance for the Province of Ontario, before which she was a vice president of Canadian Imperial Bank of Commerce. She is a director of The Toronto-Dominion Bank, Dofasco Inc. and Inco Limited.
                                    She is also a director of St. Joseph's Hospital Foundation, Nature
                                    Conservancy, Wildlife Preservation Trust, Association of Edison
                                    Illuminating Companies and is a member of the Federal Standards
                                    Advisory Board.
                                    Ms. Clitheroe is a member of the Corporate Governance Committee and the Audit Committee.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------
          LOGO                      TRAVIS ENGEN                                                                    1996
                                    Travis Engen, 55, is chairman and chief executive officer of ITT
                                    Industries, Inc. in the United States of America and has held several important positions within the ITT organization, including that of executive vice president of ITT Corporation from 1991 to 1995. Mr.
                                    Engen is a member of the U.S. President's National Security
                                    Telecommunications Advisory Committee. He is a director of Fundacion
                                    Chile. He is also a director of Lyondell Chemical Company and a member of the Business Roundtable and the Manufacturers Alliance Board of
                                    Trustees, all of which are located in the United States of America.
                                    Mr. Engen is a member of the Corporate Governance Committee, the
                                    Personnel Committee and the Environment Committee.

          LOGO                      DR. JOHN R. EVANS, C.C.                                                         1986
                                    John Evans, 70, is Chairman of Alcan as well as chairman of Torstar
                                    Corporation. Dr. Evans was chairman and chief executive officer of
                                    Allelix Inc. from 1983 to 1989, president of the University of Toronto from 1972 to 1978 and director of the Population, Health and Nutrition
                                    Department of the World Bank from 1979 to 1983. He is past chairman of the Rockefeller Foundation. He is also a director of MDS Health Group
                                    Ltd. and vice chairman of NPS Allelix.
                                    Dr. Evans is Chairman of the Corporate Governance Committee and a
                                    member of the Audit Committee and the Personnel Committee.

          LOGO                      ALLAN E. GOTLIEB, C.C.                                                          1989
                                    Allan Gotlieb, 71, was Ambassador of Canada to the United States of
                                    America from 1981 to 1989 and chairman of the Canada Council from 1989 to 1994. Mr. Gotlieb is a director of Hollinger Inc., Champion
                                    International Corporation, a senior consultant with the law firm of
                                    Stikeman, Elliott, a member of the advisory boards of Nestle Canada
                                    Inc., Hollinger International Inc., Investment Co. of America, HCL
                                    Technologies Limited, senior advisor to Julius Baer Investment
                                    Advisory (Canada) Ltd., and chairman of the Donner Canadian Foundation and Ontario Heritage Foundation.
                                    Mr. Gotlieb is a member of the Corporate Governance Committee, the
                                    Environment Committee and the Personnel Committee.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------

          LOGO                      J.E. NEWALL, O.C.                                                               1985
                                    Ted Newall, 64, is chairman and a director of NOVA Chemicals
                                    Corporation. He was chief executive officer of NOVA Corporation from
                                    1991 to 1998. He was also chairman and chief executive officer of Du
                                    Pont Canada Inc. from 1980 to 1991. Mr. Newall is a director of BCE
                                    Inc., Bell Canada, Canadian Pacific Ltd., Maple Leaf Foods Inc., Royal
                                    Bank of Canada and Rio Algom Ltd. He is also a chairman of the Board of Governors of the University of Calgary.
                                    Mr. Newall is a member of the Corporate Governance Committee and the
                                    Personnel Committee and is Chairman of the Environment Committee.

          LOGO                      DR. PETER H. PEARSE, C.M.                                                       1989
                                    Peter Pearse, 67, is a consultant on natural resources management and president of a private investment company. He is a Professor Emeritus at the University of British Columbia where he was a member of the faculty from 1962 to 1996. Dr. Pearse has served on the Economic
                                    Council of Canada, the Canadian Consumer Council, the Board of
                                    Governors of the University of British Columbia, the executive board of the Law of the Sea Institute and the board of directors of World
                                    Wildlife Fund Canada. Dr. Pearse has conducted two Royal Commissions on natural resources policies and has been an advisor on natural resources matters to Canadian and foreign governments and to the World
                                    Bank.
                                    Dr. Pearse is a member of the Corporate Governance Committee and the
                                    Environment Committee.

          LOGO                      SIR GEORGE RUSSELL, C.B.E.                                                      1987
                                    Sir George Russell, 64, is chairman of 3i Group plc, an industrial investment bank in the United Kingdom. Sir George had previously served with Alcan from 1972, becoming managing director of British
                                    Alcan Aluminium plc, a Subsidiary of Alcan, in 1981. He resigned from that company in 1986, but rejoined its board in 1997. He is also chairman of Camelot plc and a director of Northern Rock Building
                                    Society and Taylor Woodrow, all of which are located in the United
                                    Kingdom.
                                    Sir George is a member of the Corporate Governance Committee, the
                                    Audit Committee and the Personnel Committee.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------

          LOGO                      GUY SAINT-PIERRE, O.C.                                                          1994
                                    Guy Saint-Pierre, 65, is chairman and a director of SNC-Lavalin Group
                                    Inc., having served as president and chief executive officer from 1989 to 1996. From 1970 to 1976, he served with the Government of Quebec, first as Minister of Education and then as Minister of Industry and
                                    Commerce. Between 1978 and 1989, he was president and chief executive officer of Ogilvie Mills Ltd. Mr. Saint-Pierre is a director of BCE
                                    Inc., Bell Canada, General Motors of Canada and Royal Bank of Canada.
                                    Mr. Saint-Pierre is a member of the Corporate Governance Committee and is Chairman of the Audit Committee.

          LOGO                      GERHARD SCHULMEYER                                                              1996
                                    Gerhard Schulmeyer, 61, is president and chief executive officer of
                                    Siemens Corporation in the United States of America, having been president and chief executive officer of Siemens Nixdorf
                                    Informationssysteme AG and chairman of its managing board since 1994.
                                    Prior to joining Siemens Nixdorf, Mr. Schulmeyer was executive vice president and a member of the executive committee of Asea Brown Boveri
                                    Ltd. as well as president and chief executive officer of ABB Inc.,
                                    U.S.A. From 1980 to 1989, he held various senior positions with
                                    Motorola Inc., culminating with that of executive vice president, deputy to the chief executive officer, responsible for European business. He is chairman of the supervisory board of Alcan Deutschland
                                    GmbH, a member of the supervisory board of Thyssen-Bornemisza Holding
                                    N.V. and a member of the boards of Zurich Financial Services and A.D.
                                    Little, Inc. He is also a member of the board of trustees of MIT
                                    Corporation and a member of the German American Chamber of Commerce.
                                    Mr. Schulmeyer is a member of the Corporate Governance Committee and the Audit Committee.

          LOGO                      PAUL M. TELLIER, C.C.                                                           1998
                                    Paul M. Tellier, 60, has been president and chief executive officer of the Canadian National Railway Company since October 1992. From 1985 to
                                    1992, Mr. Tellier held the position of Canada's most senior civil servant as Clerk of the Privy Council Office and Secretary to the
                                    Cabinet of the Government of Canada. During his service in the
                                    Canadian civil service since 1967, Mr. Tellier held several senior positions including deputy minister of Indian Affairs and Northern
                                    Development, deputy minister of Energy, Mines and Resources, directorships of Petro Canada and Atomic Energy of Canada Limited and
                                    chairman of the International Energy Agency. Mr. Tellier is a director of Bombardier Inc., BCE Inc., Bell Canada and McCain Foods, and is
                                    past chairman of the Conference Board of Canada.
                                    Mr. Tellier is a member of the Corporate Governance Committee, the
                                    Environment Committee and the Audit Committee.

THE COMBINED COMPANY

DIRECTORS OF THE COMBINED COMPANY

In accordance with the terms of the Combination Agreement, if both Share Exchange Offers are completed, the Board of the Combined Company will consist of 12 members, four of whom will be nominees of Alcan, four of whom will be nominees of Pechiney and four of whom will be nominees of Algroup.

If only the Pechiney Share Exchange Offer is completed, the Algroup nominees will not be appointed and the nominees of Alcan will appoint two additional Directors and the nominees of Pechiney will appoint one additional Director. If only the Algroup Share Exchange Offer is completed, the Pechiney nominees will not be appointed and the nominees of Alcan will appoint two additional Directors and the nominees of Algroup will appoint one additional Director. It is anticipated that up to eight of the Directors of Alcan, other than the Alcan nominees referred to below, will resign to facilitate the nomination of the Pechiney nominees and the Algroup nominees.

The following sets out the names of the proposed nominees of Alcan, Pechiney and Algroup.

Alcan nominees      Jacques Bougie
                    Dr. John R. Evans
                    Travis Engen
                    Guy Saint-Pierre

Pechiney nominees   Etienne Davignon
                    Jean-Francois Dehecq
                    Yves Mansion
                    Jean-Pierre Rodier

Algroup nominees    Martin Ebner
                    Rupert Gasser
                    Willi Kerth
                    Sergio Marchionne

Etienne Davignon (67) is a member of the Pechiney board and is chairman of Compagnie des Wagons-Lits, Sibeka, Societe Generale de Belgique and Union Miniere (all from Belgium). He also serves as a vice president of Accor (France), Petrofina, Fortis AG and Tractebel (all from Belgium) and Arbed (Luxembourg). He is a director of Sofina SA, Solvay SA and Compagnie Maritime Belge (all from Belgium), ICL (United Kingdom) and Gilead, IDG and Foamex International (all from the United States). He is a member of the supervisory boards of BASF (Germany) and of Suez Lyonnaise des Eaux (France).

Jean-Francois Dehecq (60) is a member of the Pechiney board and is chairman and chief executive officer of Sanofi-Synthelabo and holds various other positions in this group. He is also a director of Air France and Ecole Nationale Superieure des Mines de Paris. He is chairman of Conservatoire National des Arts et Metiers de Paris (France).

Yves Mansion (49) is a member of the Pechiney board and is chief executive officer of Assurances Generales de France and holds various other positions in this group. He is chairman of the supervisory board of Euler, a director of Comptoir des Entrepreneurs and an alternate director of Entreprise de Recherches et d'Activites Petrolieres (ERAP) (all from France).

Jean-Pierre Rodier (52) has been chairman of the board and chief executive officer of Pechiney since July 1994. Until the completion of the American National Can Group, Inc. initial offering on 2 August 1999, Mr. Rodier served as chairman and chief executive officer of American National Can Company. Before joining Pechiney in 1994, Mr. Rodier served as chairman and chief executive officer of Penarroya and managing director of Penarroya's parent company, Imetal. He has also held the positions of chairman of the executive board for Metaleurop France and head of Union Miniere, the Belgian affiliate of Groupe Suez.

Martin Ebner (54) has been chairman of the Algroup board since April 1999. He is also chairman of the board of directors of BZ Group Holding Limited and president of BZ Bank Limited, as well as chairman of the board of directors of Lonza Group Ltd. and a member of the board of directors of ABB Ltd. BZ Group Holding Limited held, as of 31 December 1999, 1,797,492 shares in Algroup, directly and indirectly, representing an aggregate of approximately 28% of the share capital of Algroup.

Rupert Gasser (61) is an executive vice president of Nestle S.A. He has been a member of the Algroup board since 1993 and is also a member of the board of directors of Lonza Group Ltd.

Willi Kerth (63) joined Algroup in 1967 and retired from Algroup in 1999. Mr. Kerth held a number of management positions in Algroup's German, U.S. and Swiss subsidiaries before being appointed managing director of Alusuisse Swiss Aluminium Ltd., the principal Swiss operating company in Algroup's aluminium business. Since his retirement, Mr. Kerth has continued to act as a member of the board of directors of Alusuisse Swiss Aluminium Ltd. and as a consultant to the Algroup Alusuisse division.

Sergio Marchionne (47) has been chief executive officer (managing director) of Algroup since 1997 and a member of the Algroup board since April 1999. He is chief executive officer (managing director) and a member of the board of directors of Lonza Group Ltd. Mr. Marchionne joined Algroup in July 1994 with responsibility for corporate development and became chief financial officer in 1995. Prior to joining Algroup, he worked for Lawson Mardon Group Ltd. in a number of positions, the last of which was as chief financial officer and legal counsel. Mr. Marchionne, who is a Canadian citizen, has agreed with Alcan to seek to qualify as a "Canadian resident" for the purposes of the Canada Business Corporations Act if necessary for the Combined Company's board to be validly constituted following the completion of the Algroup Share Exchange Offer. In return for this undertaking, Alcan has agreed to indemnify Mr. Marchionne in respect of any incremental costs or liabilities he may incur arising from this action.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMBINED COMPANY

In accordance with usual practice, the Board of the Combined Company may delegate certain of its responsibilities to committees of the Board, including the following committees. These committees are expected to have mandates as substantially set out below and will report to the Board accordingly:

     (a) Audit Committee. The Audit Committee will be composed of Messrs. Saint-Pierre, Mansion (chairman) and Marchionne and will assist the Board in fulfilling its functions relating to corporate accounting and reporting practices as well as financial and accounting controls, provide oversight of the financial reporting process and review financial statements as well as proposals for the issuance of securities.

     (b) Governance Committee. The Governance Committee will be composed of Messrs. Evans (chairman), Davignon and Ebner and will be responsible for reviewing corporate governance practices (including practices and performance of the Board), maintaining an overview of the composition of the Board and reviewing candidates for nomination as directors and committee members and considering recommendations from the Human Resources and Compensation Committee with respect to the compensation of Non-Executive Directors and the appointment of the Chairman of the Board and the Chief Executive Officer of the Combined Company.

     (c) Human Resources and Compensation. The Human Resources and Compensation Committee will be composed of Messrs. Engen, Dehecq and Marchionne (chairman) and will be responsible for reviewing and making recommendations with respect to all personnel policy and employee relations matters and reviewing and approving the Combined Company's executive compensation policy and making recommendations to the Corporate Governance Committee with respect to the compensation of Non-Executive Directors and the appointment of the Chairman of the Board and the Chief Executive Officer of the Combined Company.

HOLDINGS OF SHARES AND DEFERRED SHARE UNITS BY DIRECTORS

All Directors named below are present Directors and are nominees for election as Directors at the Meeting, there being no other nominees.

The second column in the table below shows Shares which are beneficially owned (including Shares over which control or direction is exercised) as well as Shares subject to Options granted under the Alcan Executive Share Option Plan described on page 22. The third column shows Units held under the Deferred Share Unit Plans described on pages 16 and 26; these Units do not carry voting rights.

----------------------------------------------------------------------------------------------------------------------------
                                                                                                   Number of
  Name                                                          Number of Shares             Deferred Share Units
----------------------------------------------------------------------------------------------------------------------------
  J. Bougie                                                         986,233(1)                    124,933(2)
----------------------------------------------------------------------------------------------------------------------------
  W. Chippindale                                                      1,126                         1,425(3)
----------------------------------------------------------------------------------------------------------------------------
  E.R. Clitheroe                                                        590                           265(3)
----------------------------------------------------------------------------------------------------------------------------
  T. Engen                                                            5,500                         1,238(3)
----------------------------------------------------------------------------------------------------------------------------
  J.R. Evans                                                          3,902                         3,717(3)
----------------------------------------------------------------------------------------------------------------------------
  A.E. Gotlieb                                                        1,759                         1,239(3)
----------------------------------------------------------------------------------------------------------------------------
  J.E. Newall                                                         7,127                         1,425(3)
----------------------------------------------------------------------------------------------------------------------------
  P.H. Pearse                                                         2,642                         1,084(3)
----------------------------------------------------------------------------------------------------------------------------
  G. Russell                                                          5,094                         1,239(3)
----------------------------------------------------------------------------------------------------------------------------
  G. Saint-Pierre                                                    10,983                         1,129(3)
----------------------------------------------------------------------------------------------------------------------------
  G. Schulmeyer                                                       1,409                         1,071(3)
----------------------------------------------------------------------------------------------------------------------------
  P.M. Tellier                                                        1,571                           611(3)
----------------------------------------------------------------------------------------------------------------------------

(1) Made up as follows: 38,333 Shares and Options to purchase 947,900 Shares.

(2) Held as EDSUs described on page 16 and as deferred share units described in paragraph 3 on page 17.

(3) Held as DDSUs described on page 26.

A trust in which Sir George Russell's children have an interest owns 10,853 Shares. Sir George disclaims beneficial ownership in the Shares owned by his children.

Mr. Engen owns his Shares jointly with his wife.

CORPORATE GOVERNANCE PRACTICES

The following description of corporate governance practices in Alcan is made in response to regulations of The Toronto Stock Exchange. The Guidelines referred to below are the Guidelines set out in the aforesaid regulations.

The mandate of the Board is to "manage the business and affairs" of the Company through the Company's Management and to discharge its duties and obligations in accordance with the provisions of (a) the Canada Business Corporations Act, (b) the Company's constituting documents and by-laws, and (c) other applicable legislation and Company policies. The Company's system of corporate governance covers the items listed in Guideline 1.

An unrelated Director is a Director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the Director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

Of the present Board of 12 Directors, J. Bougie is the President and Chief Executive Officer of the Company, Sir George Russell is a former employee of Alcan (having retired in 1986) and is also a director of British Alcan Aluminium plc (a wholly-owned Subsidiary of Alcan), and Gerhard Schulmeyer is chairman of the supervisory board of Alcan Deutschland GmbH (a wholly-owned Subsidiary of Alcan).

The majority of Directors are unrelated Directors. As Alcan does not have a controlling Shareholder, none of the Directors represents the investment of minority Shareholders. The composition of the Board, accordingly, meets the test in Guidelines 2 and 3.

The Board is satisfied that the number of Directors should range from between 11 to 15 in order to have an efficient Board. This meets the criteria in Guideline 7.

The Board's prime stewardship responsibility is to ensure the viability of the Company and to ensure that it is managed in the interest of the Shareholders as a whole while taking into account the interests of other stakeholders. In addition, the Board sets out, at least once a year, objectives for the Chief Executive Officer and so, the items in Guideline 11 are covered.

The Board has a Chairman (J.R. Evans) who is not a member of Management; this structure allows the Board to function independently of Management. This is in accordance with Guideline 12.

Alcan's Secretary prepares a Directors' Manual for new and existing Directors, which is updated from time to time. Visits by Directors are made to Alcan plant and business locations to give additional insight into Alcan's business. This is in accordance with Guideline 6.

In relation to Guideline 14, the Board does not have a formal system where Directors can engage outside advisors at any time; however the Board has in the past sought out separate advice.

The Board has appointed five committees as described on pages 13 and 14. Each Committee is made up Non-Executive Directors and a majority of unrelated Directors and, therefore, the requirements in Guideline 9 are met.

The mandate of the Audit Committee, which is composed entirely of Non-Executive Directors, is described on page 13. The Committee has direct discussions with external and internal auditors. This is in accordance with Guideline 13.

The mandate of the Corporate Governance Committee includes Directors' compensation. In determining Directors' compensation, the Committee considers time commitment, risks and responsibilities. This is in accordance with Guideline 8. The mandate of the Committee also includes the review of corporate governance practices in general and, therefore, meets the requirements in Guideline 10.

The Corporate Governance Committee recommends candidates to the Board for appointment as Directors. Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders. Care is taken to ensure that the Board of Directors is constituted with a majority of individuals who qualify as unrelated Directors. The requirement in Guideline 4 has been met.

The Corporate Governance Committee is also responsible for assessing the performance of the Board. The Committee ensures the adequacy of the time commitment of individuals to Alcan matters. This is in accordance with Guideline 5.

In addition to the statutory duties under the Canada Business Corporations Act, the Company's corporate governance practices require that the following matters be subject to Board approval:

     (1) capital expenditure budgets and significant investments and divestments (over $50 million),

     (2) at the discretion of the Chief Executive Officer, any matter which may have the potential for important impact on the Company,

     (3) the number of Directors within the minimum (9) and maximum (20) limits provided in the Company's Articles of Incorporation,

     (4)  the terms of appointment of Non-Executive Directors, and

     (5)  the appointment and remuneration of Officers of the Company.

In order to receive Shareholder feedback and respond to Shareholder concerns, Alcan maintains an experienced investor relations staff whose primary responsibility is to provide information and analysis to the investing community in accordance with Alcan's policy on public disclosures. This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the U.S.A. and is reviewed periodically. The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours. These services facilitate the receiving of Shareholder comments.

The Management of Alcan is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board. Management's authority to act in certain matters which may have the potential for important impact on the Company, including decisions by the Chief Executive Officer, is subject to prior Board approval as described above. However, before being submitted to the Board, certain matters (e.g. dividends, securities issues, proxy circulars, annual reports and significant investment/divestment proposals) are prepared and reviewed by Management with external professional advice, as necessary.

BOARD MEETINGS AND BOARD COMMITTEES

The Board held 11 meetings during 1999, two of which were held by telephone conference.

The Board has appointed the Committees described below but has not appointed an executive committee of the Board.

CORPORATE GOVERNANCE COMMITTEE

This Committee is composed of Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. W. Chippindale, E.R. Clitheroe,
T. Engen, J.R. Evans (Committee Chairman), A.E. Gotlieb, J.E. Newall, P.H. Pearse, Sir George Russell, G. Saint-Pierre, G. Schulmeyer and P.M. Tellier serve on this Committee. It met four times in 1999.

As mentioned above (page 12), the Committee has the broad responsibility of reviewing corporate governance within Alcan (including Board practices and performance) and of making recommendations with respect to such matters to the Board. The Committee also maintains an overview of the composition of the Board and reviews candidates for nomination as Directors as well as membership of all Board Committees. It also considers recommendations from the Personnel Committee regarding compensation of Non-Executive Directors as well as the appointments of the Chairman of the Board and the Chief Executive Officer of Alcan.

AUDIT COMMITTEE

This Committee consists of not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. W. Chippindale, E.R. Clitheroe, J.R. Evans, Sir George Russell, G. Saint-Pierre (Committee Chairman), G. Schulmeyer and P.M. Tellier serve on this Committee. It met three times in 1999.

The objective of the Committee is to assist the Board in fulfilling its functions relating to corporate accounting and reporting practices as well as financial and accounting controls, to provide effective oversight of the financial reporting process, and to review financial statements as well as proposals for issues of securities.

This Committee is established in accordance with the provisions of the Canada Business Corporations Act.

ENVIRONMENT COMMITTEE

This Committee is composed of not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. T. Engen, A.E. Gotlieb, J.E. Newall (Committee Chairman), P.H. Pearse and P.M. Tellier serve on this Committee. It met twice in 1999.

The Committee has the broad responsibility of reviewing the policy, management practices and performance of Alcan in environmental matters and of making recommendations to the Board with respect to such matters.

PERSONNEL COMMITTEE

This Committee is composed of the Chairman and not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies.
W. Chippindale (Committee Chairman),

T. Engen, J.R. Evans, A.E. Gotlieb, J.E. Newall and Sir George Russell serve on this Committee. It met four times in 1999.

As mentioned on page 11, Sir George Russell is a former officer of a Subsidiary.

The Committee has the broad responsibility of reviewing any and all personnel policy and employee relations matters and of making recommendations with respect to such matters to the Board or the Chief Executive Officer, as appropriate. It also reviews and approves Alcan's executive compensation policy.

The Committee also makes recommendations to the Corporate Governance Committee on compensation of Non-Executive Directors as well as on the appointments of the Chairman of the Board and the Chief Executive Officer of Alcan.

OPTIONS COMMITTEE

A Committee whose members are the same as the members of the Personnel Committee administers the Alcan Executive Share Option Plan described on page 22.

EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

General

Alcan's executive compensation policies cover cash compensation and benefits, including pensions, and are designed to enable Alcan to attract, motivate and retain highly qualified people to carry out the objectives of the organization. The Personnel Committee (the "Committee"), all of whose members are Non-Executive Directors, has the duty and responsibility to review and approve these policies periodically and to make recommendations with respect to such matters either to the Board or to the Chief Executive Officer, as may be appropriate. The policies provide a compensation package that is internally equitable, externally competitive and reflects individual efforts and achievements. The cash compensation structure and benefits programs, including short- and long-term incentive plans, are designed to be competitive with the median of selected comparator groups of companies. These companies, identified as a "Compensation Peer Group", are comparable in size, are involved in cyclical industries as is Alcan, and have a global presence. In the case of the Canada-based Executive Officers, the Compensation Peer Group includes both Canada-based (13) and U.S.-based (13) enterprises. When establishing the level of compensation, weight is given to U.S. compensation practices. For Canada-based Executive Officers, the weight given to U.S. compensation practices ranges from 20% to 100%. These different weightings reflect the increasing global importance of the senior management level positions in the organization. At all other levels in the Company worldwide, the policies governing the compensation of executives are generally related solely to their relevant national markets; the competitiveness of senior employees' compensation in countries other than Canada is derived from consultant surveys of the Compensation Peer Group in their respective countries.

Alcan retains external consultants to assist its Human Resources Department and the Committee in collecting the required comparative data and providing advice concerning all aspects of compensation of its senior employees. From time to time, the Committee has retained the services of its own consultant to assist it in its deliberations, and may do so again in the future.

Compensation of the Executive Officers

Annual compensation of the Executive Officers comprises base salaries, incentive plans and benefits programs. Base salaries for Executive Officers are reviewed annually. Any proposed changes are reviewed and approved by the Committee before implementation and are based on an evaluation of each Executive Officer's current performance.

A substantial proportion of the Executive Officers' compensation is related to the performance of Alcan.

Alcan's short-term incentive plan, known as the Executive Performance Award ("EPA") Plan, has three components, each based on a different aspect of performance: (1) the overall profitability of Alcan, (2) the performance of Alcan against key strategic corporate objectives, and (3) the performance of Alcan's business units. These are explained in the numbered paragraphs below.

     1. The award for overall profitability of Alcan is called the Value Creation Award ("VCA"). The VCA is related to Economic Value Added ("EVA(R)"). The VCA for the Executive Officers has a guideline payment range of 12% to 35% of salary grade mid-point against which actual performance is measured. The minimum VCA payment can be nil and the maximum, in a year of exceptionally strong improvement in EVA, could be up to three times the guideline amount. The Committee establishes a threshold corporate EVA performance target which must be met before any VCA payment will be made. All Executive Officers received an award from this component of the EPA Plan for the year 1999. ("EVA" is a registered trademark of Stern Stewart & Co.)

     2. The award for achieving corporate objectives, called the Corporate Objectives Award ("COA"), focuses on Alcan's critical corporate objectives. These objectives are established as part of the annual business planning process by the Chief Executive Officer and are submitted to the Committee for approval at the start of each year. The COA is independent of the VCA objective. For Executive Officers, the COA has a guideline payment range of 12% to 30% of salary grade mid-point. The minimum COA payment is nil and the maximum could be up to twice the guideline amount. All Executive Officers received an award from this component of the EPA Plan for the year 1999.

     3. The award for business unit performance is called the Business Unit Award ("BUA"). The BUA provides for an award based on the business unit's performance measured against pre-established objectives for the year. The BUA is independent of the VCA and COA objectives. For Executive Officers, the BUA has a guideline payment range of 15% to 20% of salary grade mid-point. The minimum BUA payment is nil and the maximum could be up to twice the guideline amount. However, the Committee may, at its discretion, approve the payment of a BUA award in excess of the maximum in cases of exceptional individual performance. The criteria for rewards under this aspect of the EPA Plan are set annually by management at various levels and their respective superiors. There are 17 major business units within Alcan world-wide. All Executive Officers received awards from this component of the EPA Plan for the year 1999.

An exception to the practice described in the preceding paragraphs is made in the case of termination of employment (retirement, resignation or death). In that year, the employee receives guideline VCA, COA and BUA amounts, prorated for the number of months actually employed.

Under the Executive Deferred Share Unit Plan, Canada-based Executive Officers may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units ("EDSUs") with a value equal to 50% or 100% of their EPA in respect of that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a Share on the Toronto and New York stock exchanges at the end of the year preceding the year in question. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on Shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by Alcan upon redemption (which must be on or before 15 December of the calendar year next following the termination) will be calculated by multiplying the accumulated balance of EDSUs by the average price of a Share on the said exchanges at the time of redemption.

Under the terms of a Non-Qualified Deferred Compensation Plan, the Executive Officers based in the U.S. may elect, prior to the beginning of any particular year, to defer up to 75% of their base salary and up to 100% of their EPA award in respect of that year, instead of cash payments. The deferral period elected by a participant in the plan must not be less than three years from the date of deferral nor extend more than five years beyond the date of normal retirement. The deferral amount is allocated to one or more of nine investment vehicles chosen by the participant. Final distribution of the accumulated balance is made within 90 days after either the end of the last year of the elected period or the end of the year of the participant's death, resignation or retirement.

The Alcan Executive Share Option Plan (described on page 22), which is administered by the Options Committee, composed of Non-Executive Directors, is a long-term incentive plan closely aligned with the interests of Shareholders and forms part of the Executive Officers' total compensation. The purpose of the Option Plan is to attract and retain employees and to encourage them to contribute to growth in the price of Alcan Shares. When determining the competitiveness of senior employees' total compensation, the compensation value of Option grants is taken into account. For Executive Officers, the number of Options granted annually generally produces annual compensation values which, when expressed as a multiple of annual base salary, are much lower than those provided by U.S.-based companies within the Compensation Peer Group but higher than those of Canada-based companies within the Compensation Peer Group.

At the beginning of 1999, a Medium-Term Incentive Plan ("MTIP") was introduced for two Executive Officers (R.B. Evans and E.P. LeBlanc) which provides a cash award if, over the three year period (1999-2001), their business unit achieves specific financial targets based on the objective of a sustainable improvement in pre-tax income over 1998. At the end of 1999, the MTIP was suspended. The Committee approved the award of $100,000 for R.B. Evans and $125,000 for E.P. LeBlanc.

Compensation of the Chief Executive Officer

The Chief Executive Officer's annual compensation is administered by the Committee according to the policies described above. The companies forming the Compensation Peer Group for the Chief Executive Officer are specifically selected because they and Alcan have chief executive officers with responsibilities of similar magnitude. Alcan's Chief Executive Officer participates in the EPA Plan, and the relationship between his compensation and Alcan's performance is based on the same criteria as those discussed generally for other participants in the EPA Plan.

Given the uniqueness of Alcan as one of the largest global Canadian corporations with two-thirds of its assets and employees located outside Canada, the Committee has decided to set the total annual compensation of its Chief Executive Officer, beginning in 1997, at the level of his U.S.-based peers (15 similar enterprises). In making this change, the Committee has also increased the proportion of his compensation which is variable and "at risk" and, more importantly, has placed greater emphasis on long-term performance linked directly to total Shareholder return. With this change, the Committee has decided to administer the Chief Executive Officer's total compensation on a longer term perspective rather than through annual adjustments. To this end, the Chief Executive Officer's compensation is now covered by an agreement with a three-year term (1997-1999). Under this modified approach, the fixed portion of his total compensation (the base salary and the value of pension benefits) will represent some 33% thereof while the "at risk" portion, comprising the short-term, medium-term and long-term incentive plans, will represent 67% thereof. The "at risk" portion is linked directly to improved long-term Shareholders' value through a combination of grants under the Option Plan and the Executive Deferred Share Unit Plan.

The three-year agreement, referred to above, with the Chief Executive Officer provides for compensation as set out below:

     1.   A base salary of $740,700 per annum, commencing 1 March 1997.

     2. An annual short-term incentive grant using the formula under the EPA Plan and based on a guideline of 85% of salary mid-point but to be received in the form of EDSUs.

          For the year 1999, the Chief Executive Officer received 41,205 EDSUs (the figure being determined by dividing the value he would have received under the EPA Plan by the average price of a Share at the end of 1998, $26.89).

     3. The three-year agreement provided a MTIP whereby the Chief Executive Officer would be entitled to receive a further award (by way of deferred share units issued under an arrangement that generally parallels the Executive Deferred Share Unit Plan) if, over the three-year period (1997-1999), Alcan achieved specific financial targets based on the objective of a sustainable improvement of $300 million in net income over 1996, subject to adjustment if certain underlying assumptions changed. The achievement of this objective over a three-year cycle gives rise to an award of 19,400 deferred share units; lower and higher awards are to be made if the income improvement falls short or surpasses that objective. The maximum would be 58,200 deferred share units for an income improvement of $600 million over 1996.

          The grant, if any, of deferred share units under the MTIP was to be made in the year 2000. In 1999, the Board set new stretched financial objectives for the Company. As a result, the MTIP was terminated early, as at 31 December 1998. The Committee approved the award of 18,200 deferred share units for the performance realized in 1997 and 1998.

          In addition, the Board set up a new plan with effect from 1 January 1999. The new plan, referred to as the Full Business Potential -- phase II ("FBP II"), was originally designed to cover the three-year period (1999-2001). At the end of 1999, the Committee decided to suspend the plan and awarded 12,550 deferred share units in respect of the financial performance of Alcan in 1999 measured against the objectives set for the first year of the FBP II.

     4. As a long-term incentive in respect of the three-year period (1997-1999) under the agreement, the Chief Executive Officer was granted 312,800 Options on 28 May 1997 at an exercise price of Can. $48.91 per Share, exercisable during the period from 1 January 2000 up to 28 May 2007 (10 years from the date of grant).

          In September 1999, the Option Committee approved the grant of 200,000 Options to the Chief Executive Officer. The waiting periods and other provisions attached to these Options are as for C Options described on page 22.

     5. Pensions under the Canadian Plans (see page 25) for eligible Alcan employees are calculated on the basis of salary plus the EPA Plan guideline amount but, in view of the increases in the Chief Executive Officer's direct compensation described above, the pensionable portion of his EPA was reduced from 85% of salary to 40% thereof. This change results in a reduction of about 25% in the pension which would otherwise have accrued to him under the Canadian Plans. However, under certain conditions of termination of employment, his pension will be subject to a minimum guaranteed amount once again based on salary and pensionable EPA at 75% of salary.

Approval of this Report on Executive Compensation

The Committee, whose members are set out below, has approved the issue of this Report and its inclusion in this Management Proxy Circular.

                                                         W. Chippindale, Chairman of the Committee
                                                         T. Engen
                                                         J.R. Evans
                                                         A.E. Gotlieb
                                                         J.E. Newall
                                                         G. Russell

PERFORMANCE GRAPH

The following graph compares the cumulative total Shareholder return on Can. $100 invested in Shares with the cumulative total return of the Toronto Stock Exchange 300 Stock Index, assuming reinvestment of all dividends. Additional comparisons, which the Personnel Committee believes to be appropriate, are provided with respect to two U.S. Dollar-based indices, the Standard & Poor's 500 Index and the Standard & Poor's Aluminum Index.

                                      LOGO

SUMMARY COMPENSATION TABLE

Compensation paid to the Chief Executive Officer, the four other most highly compensated Executive Officers and J.-P. Ergas (who was Executive Vice President until 1 April 1999 and retired at the end of 1999) for each of the three most recently completed financial years is set out in the table below. These individuals are hereinafter collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------------
                                                  Annual Compensation                Long-term Compensation
                                       ------------------------------------------  ----------------------------
                                                         Bonus
                                                       (Executive                   Shares Under  Restricted
                                                      Performance    Other Annual     Options       Share         All Other
                                          Salary         Award)      Compensation     Granted       Units        Compensation
Name and                                                  (1)            (2)            (3)          (4)             (2)
Principal Position            Year         ($)            ($)            ($)            (#)          (#)             ($)
-------------------------------------------------------------------------------------------------------------------------------
 J. Bougie                    1999       740,700     See Note (7)      426,486     200,000 (5)    71,955 (6)(7)   27,173
 President and                1998       739,906     See Note (8)       52,914           0        29,732 (8)      20,475
 Chief Executive Officer      1997       728,543     See Note (9)       31,786     312,800 (10)   21,676 (9)      20,900
-------------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell                1999       395,000     484,550           175,092      51,000 (5)         0          13,771
 Executive Vice President     1998       336,667     308,786           813,612      32,100 (11)        0          15,670
                              1997       284,500     246,780           345,210      20,000 (12)        0          18,099
-------------------------------------------------------------------------------------------------------------------------------
 J.-P. Ergas (13)             1999       530,500     314,600            21,737      20,100 (5)         0          14,100
 Executive Vice President     1998       524,042     312,863            20,521      20,100 (11)        0          22,667
                              1997       508,750     296,125             2,000      20,000 (12)        0          21,301
-------------------------------------------------------------------------------------------------------------------------------
 S. Thadhani                  1999       334,520     488,310            26,624      39,000 (5)         0          15,084
 Executive Vice President     1998       286,296     219,523            26,510      32,100 (11)        0          14,295
                              1997       279,577     189,875            23,034      18,200 (12)        0          14,136
-------------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc                 1999       393,438     418,815            23,523      51,000 (5)         0         141,583 (14)
 Executive Vice President     1998       273,994     126,842 (15)       22,408      51,000 (11)    4,848 (15)     13,287
                              1997       235,781      96,017 (16)       23,245      18,200 (12)    2,874 (16)     11,720
-------------------------------------------------------------------------------------------------------------------------------
 R.B. Evans                   1999       388,750     398,057            32,957      51,000 (5)         0          122,835 (14)
 Executive Vice President     1998       308,333     298,377            64,748      32,100 (11)        0           17,707
                              1997       177,818     115,164 (17)      184,182      33,200 (12)      689 (17)       6,814
-------------------------------------------------------------------------------------------------------------------------------

 (1) See page 15 for description of the Executive Performance Award Plan.
 (2) See Other Compensation on page 21.
 (3) See page 22 for description of the Alcan Executive Share Option Plan.
 (4) See page 16 for description of the Executive Deferred Share Unit Plan.
 (5) Granted as C Options.
 (6) Received in the form of 30,750 deferred share units under the Medium-Term Incentive Plan (see paragraph 3 on page 17).
 (7) Received 100% of the EPA in the form of 41,205 EDSUs under the Executive Deferred Share Unit Plan (see page 16 for description) based on the Share price ($26.89) at the end of 1998; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).
 (8) Received 100% of the EPA in the form of 29,732 EDSUs, based on the Share price ($27.16) at the end of 1997; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).
 (9) Received 100% of the EPA in the form of 21,767 EDSUs, based on the Share price (Can. $46.40) at the end of 1996; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).

(10) Granted as B Options. In 1998, 208,000 associated D Options were granted in addition.
(11) Granted as C Options together with the same number of associated D Options.
(12) Granted as B Options. In 1998, 10,000 associated D Options were granted in addition.
(13) J.-P. Ergas retired on 31 December 1999.
(14) See page 16 for description of the Medium-Term Incentive Plan.
(15) Received 50% of the EPA in cash ($126,842) and 50% in the form of 4,848 EDSUs, based on the Share price ($27.16) at the end of 1997; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).
(16) Received 50% of the EPA in cash ($96,017) and 50% in the form of 2,874 EDSUs, based on the Share price (Can. $46.40) at the end of 1996; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).
(17) Received 100% of the EPA for 5 1/2 months in the form of 689 EDSUs, based on the Share price (Can. $46.40) at the end of 1996; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 16 for description).

Unless otherwise indicated, all compensation payments reported in this Management Proxy Circular are stated in U.S. Dollars converted, where necessary, from the currency of disbursement to U.S. Dollars at the average exchange rates for the respective year. The currency and exchange rate details are given in the table below:

                        CURRENCY AND EXCHANGE RATE TABLE

------------------------------------------------------------------------------------------------------------------------------
                                            Currency of                                          Average Exchange Rate
  Name                                     Disbursement                     Year              to convert to U.S. Dollars
------------------------------------------------------------------------------------------------------------------------------
 J. Bougie                                 U.S. Dollars                     1999                        1.0000
                                         Canadian Dollars                   1998                        0.6710
                                         Canadian Dollars                   1997                        0.7199
------------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell                             U.S. Dollars                     1999                        1.0000
                                           U.S. Dollars                     1998                        1.0000
                                           U.S. Dollars                     1997                        1.0000
------------------------------------------------------------------------------------------------------------------------------
 J.-P. Ergas                               U.S. Dollars                     1999                        1.0000
                                          British Pounds                    1999                        1.6132
                                           U.S. Dollars                     1998                        1.0000
                                          British Pounds                    1998                        1.6625
                                           U.S. Dollars                     1997                        1.0000
                                          British Pounds                    1997                        1.6404
------------------------------------------------------------------------------------------------------------------------------
 S. Thadhani                               U.S. Dollars                     1999                        1.0000
                                         Canadian Dollars                   1999                        0.6740
                                         Canadian Dollars                   1998                        0.6710
                                         Canadian Dollars                   1997                        0.7199
------------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc                              U.S. Dollars                     1999                        1.0000
                                         Canadian Dollars                   1999                        0.6740
                                         Canadian Dollars                   1998                        0.6710
                                         Canadian Dollars                   1997                        0.7199
------------------------------------------------------------------------------------------------------------------------------
 R.B. Evans                                U.S. Dollars                     1999                        1.0000
                                           U.S. Dollars                     1998                        1.0000
                                           U.S. Dollars                     1997                        1.0000
                                         Canadian Dollars                   1997                        0.7199
------------------------------------------------------------------------------------------------------------------------------

EXECUTIVE PERFORMANCE AWARD

The Executive Performance Award Plan and the related Executive Deferred Share Unit Plan are described on pages 15 and 16.

OTHER COMPENSATION

Compensation benefits made available to senior employees under various plans included those under (a) the Executive Performance Award Plan mentioned above,
(b) the Alcan Executive Share Option Plan described on page 22, (c) retirement benefit plans described on pages 25 and 26, (d) life insurance plans, (e) savings plans, (f) plans for the use and parking of automobiles, for professional financial advice through independent organizations, for deemed interest on loans and for the reimbursement of club membership fees, and (g) in applicable cases, expatriate benefits, foreign taxes, housing assistance, and directors' fees from Subsidiaries and Related Companies.

In the Summary Compensation Table on page 20, the amounts indicated for the year 1999 under the column titled Other Annual Compensation include benefits paid to the Named Executive Officers under these plans: automobile usage (S. Thadhani, $12,132 and E.P. LeBlanc, $12,132), club membership fees (R.B. Evans, $9,248), expatriate benefits (B.W. Sturgell, $159,344), financial advice (J.-P. Ergas, $20,242), foreign taxes (R.B. Evans, $11,229) and housing assistance (J. Bougie, $274,165).

ALCAN EXECUTIVE SHARE OPTION PLAN

The Alcan Executive Share Option Plan ("Option Plan") provides for the granting to senior employees of non-transferable options ("Options") to purchase Shares (see REPORT ON EXECUTIVE COMPENSATION -- Compensation of the Executive Officers on page 16). The Option Plan is administered by the Options Committee referred to on page 14.

A Options

Prior to 22 April 1993, the Option Plan provided for the granting of Options hereinafter referred to as "A Options". No further A Options have been, or may be, issued after that date.

The exercise price per Share under A Options was initially set in 1981 at not less than 90% of the market value on the effective date of each grant of an A Option, but all A Options granted after 1985 were set at 100% of the market value on their effective dates. The effective date was fixed at the time of each grant. Each A Option is exercisable in whole or in part during a period commencing not less than three months after the effective date and ending not later than 10 years after that date. In the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. Alcan may make loans ("Option Loans"), at such interest rate, if any, as the above-mentioned committee may determine, to assist in financing the purchase of Shares through the exercise of A Options, but not in the case of the other Options hereinafter described (see INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS on page 27). The interest rate is currently nil on all outstanding Option Loans. The Option Loans have terms of up to 9 3/4 years. After exercise of an A Option, the employee may not dispose of the Shares during a one-year period ("Holding Period"). In the event of retirement or resignation or other termination of the employee, the Holding Period terminates upon repayment of the Option Loan. Each A Option has connected therewith stock appreciation rights ("SARs") in respect of one-half of the Shares covered by the A Option. Each SAR entitles the optionee to surrender unexercised the right to subscribe for one Share in return for a cash payment in an amount equal to the excess of the market value of such Share at the time of surrender over the subscription price.

B Options

Since 22 April 1993, the Option Plan provided for Options hereinafter referred to as "B Options".

The exercise price per Share under B Options is set at not less than 100% of the market value on the effective date of the grant of each B Option. The effective date is fixed at the time of the grant. Each B Option is exercisable (not less than three months after the effective date) in respect of 25%, 50%, 75% or 100% of the grant after a Waiting Period of 12, 24, 36 and 48 months, respectively, following the effective date. The Options expire 10 years after the effective date; in the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. The B Options do not have SARs connected therewith.

C Options

Since 23 September 1998, the Option Plan has provided for Options hereinafter referred to as "C Options".

The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option. The effective date is fixed at the time of the grant. Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived. The C Options do not have SARs connected therewith.

D Options

In respect of B and C Options granted to certain senior executives, Alcan has granted further Options, hereinafter referred to as "D Options", which grant shall become effective upon the exercise of associated B or C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the B or C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years. The exercise price per Share of each D Option is set at not less than 100% of the market value on the exercise date of the associated B or C Option. D Options are exercisable in the same manner as the associated B or C Option. The option period for the D Option will terminate on the same date as the associated B or C Option. In the event of death or retirement, any remainder of this Option period in excess of five years is reduced to five years. The vesting provisions of the D Option are identical to those of the associated B or C Option. The D Options do not have SARs connected therewith.

In 1998, Alcan has granted D Options to certain executives associated with each of the 1996 and 1997 option grants, up to a maximum of 10,000 D Options for each grant.

Limits on Grants of B, C and D Options

As stated above, no further A Options may be issued.

Alcan may issue in any year B, C or D Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year. In addition, the unused portion of any previous Yearly Allotment may be carried forward. The cumulative maximum number of Shares which can be issued under the Option Plan after 31 December 1995 is 20,500,000.

Exercise of all Options

The Personnel Committee has determined that upon the completion of either Share Exchange Offer, all Options granted under the Option Plan shall become immediately exercisable in accordance with the terms of the Option Plan.

Grants and Exercises during 1999

The following table provides information pertaining to Options granted to the Named Executive Officers during 1999:

                           OPTION GRANTS DURING 1999

-----------------------------------------------------------------------------------------------------------------------------
                                      Shares
                                       Under                                     Exercise Price
                                     Options           Percent of Total         and Market Value
                                     Granted           Options Granted          on Date of Grant
  Name                                (#)(1)         to Employees in 1999        (Can. $/Share)         Expiration Date
-----------------------------------------------------------------------------------------------------------------------------
  J. Bougie                          200,000(2)              15.2                    45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------
  B.W. Sturgell                       51,000(2)              3.9                     45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------
  J.-P. Ergas                         20,100(2)              1.5                     45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------
  S. Thadhani                         39,000(2)              3.0                     45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------
  E.P. LeBlanc                        51,000(2)              3.9                     45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------
  R.B. Evans                          51,000(2)              3.9                     45.43             21 September 2009
-----------------------------------------------------------------------------------------------------------------------------

(1) Date of grant: 22 September 1999.

(2) C Option grant.

The following table provides certain required information pertaining to Options exercised by the Named Executive Officers during 1999 as well as year-end values:

                    AGGREGATED OPTION EXERCISES DURING 1999
                           AND YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------------------------
                                                                  Shares Underlying                    Value of
                                    Shares         Aggregate         Unexercised                      Unexercised
                                   Acquired          Value            Options at                in-the-Money Options at
                                 on Exercise        Realized     31 December 1999 (1)             31 December 1999 (1)
  Name                               (#)            (Can. $)             (#)                           (Can. $)
--------------------------------------------------------------------------------------------------------------------------------
  J. Bougie                           0                0              E: 200,850                     E: 4,682,675
                                                                      U: 529,050                     U: 6,589,206
--------------------------------------------------------------------------------------------------------------------------------
  B.W. Sturgell                       0                0              E:  44,150                     E:   917,423
                                                                      U:  73,400                     U: 1,148,698
--------------------------------------------------------------------------------------------------------------------------------
  J.-P. Ergas                         0                0              E:  74,400                     E: 1,488,390
                                                                      U:  41,800                     U:   663,502
--------------------------------------------------------------------------------------------------------------------------------
  S. Thadhani                         0                0              E:  99,350                     E: 2,194,254
                                                                      U:  63,350                     U: 1,017,543
--------------------------------------------------------------------------------------------------------------------------------
  E.P. LeBlanc                        0                0              E:  88,050                     E: 1,995,966
                                                                      U:  81,350                     U: 1,343,106
--------------------------------------------------------------------------------------------------------------------------------
  R.B. Evans                          0                0              E:  41,437                     E:   760,709
                                                                      U:  74,863                     U: 1,151,468
--------------------------------------------------------------------------------------------------------------------------------

(1) E: Exercisable  U: Unexercisable

The following table provides certain required information pertaining to SARs exercised by the Named Executive Officers during 1999 as well as year-end values:

                      AGGREGATED SAR EXERCISES DURING 1999
                            AND YEAR-END SAR VALUES

--------------------------------------------------------------------------------------------------------------------------------
                                                                   Shares Underlying                   Value of
                                    Shares         Aggregate          Unexercised                     Unexercised
                                   Acquired          Value              SARs at                  in-the-Money SARs at
                                 on Exercise       Realized      31 December 1999 (1)            31 December 1999 (1)
  Name                               (#)           (Can. $)               (#)                          (Can. $)
--------------------------------------------------------------------------------------------------------------------------------
 J. Bougie                            0                0               E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell                        0                0               E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------
 J.-P. Ergas                          0                0               E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------
 S. Thadhani                          0                0               E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc                       3,500            82,183            E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------
 R.B. Evans                           0                0               E:     0                        E:     0
                                                                       U:     0                        U:     0
--------------------------------------------------------------------------------------------------------------------------------

(1) E: Exercisable  U: Unexercisable

RETIREMENT BENEFITS

Canadian Plans

During 1999, J. Bougie, S. Thadhani and E.P. LeBlanc participated in the Alcan Pension Plan (Canada) and the Alcan Supplemental Retirement Benefits Plan (Canada), together herein referred to as the "Canadian Plans". Pensions up to a statutory limit are payable under the former and, in excess thereof, under the latter.

The Canadian Plans provide for pensions calculated on pensionable service and annual average earnings during the 36 consecutive months when they were the greatest, which earnings consist of salary and the Executive Performance Award at its guideline amount up to a maximum (for J. Bougie, see page 18). The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the said 36 months, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                 CANADIAN PLANS

-----------------------------------------------------------------------------------------------------------------------------
          Average Annual                                          Years of Pensionable Service
             Earnings             -------------------------------------------------------------------------------------------
               ($)                       10             15             20             25             30             35
-----------------------------------------------------------------------------------------------------------------------------
              400,000                    17%            25%            33%            42%            50%            58%
-----------------------------------------------------------------------------------------------------------------------------
              500,000                    17%            25%            33%            42%            50%            59%
-----------------------------------------------------------------------------------------------------------------------------
         600,000 -- 800,000              17%            25%            34%            42%            50%            59%
-----------------------------------------------------------------------------------------------------------------------------
        900,000 -- 2,000,000             17%            25%            34%            42%            51%            59%
-----------------------------------------------------------------------------------------------------------------------------

The Alcan Supplemental Retirement Benefits Plan also provides for an additional pension to J. Bougie which increases the percentages in the table above by 4%.

Non-Canadian Plans

During 1999, B.W. Sturgell and R.B. Evans participated in an Alcan-sponsored pension plan in the U.S.A. ("U.S. Plan") which provides for retirement benefits which are generally comparable with the Canadian Plans, but with a ceiling of 60% of annual average earnings and a maximum pensionable service of 35 years. The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the three consecutive calendar years when they were the greatest, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                   U.S. PLAN

-----------------------------------------------------------------------------------------------------------------------------
          Average Annual                                          Years of Pensionable Service
             Earnings             -------------------------------------------------------------------------------------------
               ($)                       10             15             20             25             30             35
-----------------------------------------------------------------------------------------------------------------------------
         500,000 -- 900,000              17%            25%            34%            42%            51%            59%
-----------------------------------------------------------------------------------------------------------------------------
      1,000,000 -- 2,000,000             17%            26%            34%            43%            51%            60%
-----------------------------------------------------------------------------------------------------------------------------

J.-P. Ergas participated in an Alcan-sponsored pension plan in the United Kingdom and also in a supplemental retirement benefit agreement which provides for a pension based on the terms of the U.S. Plan.

Deductions for Social Security

In the Canadian Plans, the retirement benefits described above are reduced by the excess (if any) of retirement benefits payable from non-Canadian social security and the Canada Pension Plan or the Quebec Pension Plan ("C/QPP") over the maximum retirement benefits under the C/QPP. The normal form of payment of pensions is a lifetime annuity with a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

Pensionable Earnings and Years of Pensionable Service

The 1999 pensionable earnings and estimated years of pensionable service on normal retirement at age 65 (subject to a maximum of 35 years where applicable) for the Named Executive Officers were as follows: J. Bougie, $1,036,980 and 33 years; B.W. Sturgell, $626,300 and 25 years; S. Thadhani, $453,634 and 31 years; E.P. LeBlanc, $535,731 and 33 years; R.B. Evans, $620,050 and 16 years; at his retirement date, average earnings of J.-P. Ergas were $776,931 and his pensionable service was 5 years.

RETIRING ALLOWANCES

Upon his retirement, R.B. Evans will be paid a retiring allowance equal to $38,700 increased by 7% per annum from 31 December 1999.

BOARD FEES

An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board or on any Committee thereof.

EMPLOYMENT AGREEMENTS

Alcan has entered into employment and/or change of control agreements with various employees including the following Named Executive Officers: J. Bougie, B.W. Sturgell, S. Thadhani, E.P. LeBlanc and R.B. Evans.

COMPENSATION OF NON-EXECUTIVE DIRECTORS

FEES AND EXPENSES

During 1999, every Non-Executive Director was paid an annual fee of $25,000 and an additional annual fee of $5,000 for serving on a Committee of the Board, except for the Options Committee. If such Director also served as Chairman of a Committee, a further annual fee of $6,000 was paid. J.R. Evans, as Non-Executive Chairman of the Board, was paid a fee of $155,000 during 1999 in lieu of the above fees.

Non-Executive Directors are reimbursed for transportation and other expenses actually incurred in attending Board/Committee meetings. A travel fee of $1,000 is also payable to those Non-Executive Directors who require an extra day of travel to attend any Board/Committee meeting; during 1999, travel fees were paid as follows: P.H. Pearse, $9,000; Sir George Russell, $7,000; and G. Schulmeyer, $3,000.

Non-Executive Directors who are not Canadian resident are entitled to paid tax advice. During 1999 the expenses were paid as follows: T. Engen, $1,500; Sir George Russell, $1,500 and G. Schulmeyer, $1,500.

SHARE INVESTMENT PLAN FOR DIRECTORS

Non-Executive Directors may invest all or part of their fees in Shares through the Share Investment Plan for Directors.

RETIREMENT ARRANGEMENTS

Under the Non-Executive Directors' Deferred Share Unit Plan, each Non-Executive Director is credited with a number of Directors' Deferred Share Units ("DDSUs"), as determined by the Board. At present, this number has been set at the equivalent of one DDSU for every $100 of Directors' fees (as described above, but excluding the travel fees) received by the Director. Until redemption, additional DDSUs are credited to each Director corresponding to dividends declared on the Shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by Alcan upon redemption (which must be on or before 15 December of the calendar year next following the termination) will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the Toronto and New York stock exchanges at the time of redemption.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Non-Executive Directors

Non-Executive Directors and former Non-Executive Directors are not indebted to Alcan.

Option Loans to Executive Officers

The required details with regard to Option Loans given to Executive Officers are shown in the following table. The aggregate indebtedness of all Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of Option Loans at 14 February 2000 was $2,965,528.

The terms of Option Loans are described on page 22.

           TABLE OF INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
                               UNDER OPTION PLAN

------------------------------------------------------------------------------------------------------------------------------
        Name and Principal Position          Involvement       Largest           Amount        Financially      Security for
                                               of Alcan         Amount        Outstanding        Assisted       Indebtedness
                                                             Outstanding         as at            Share
                                                             During 1999      14 February       Purchases
                                                                 ($)              2000         During 1999
                                                                                  ($)              (1)
                                                                                                   (#)
------------------------------------------------------------------------------------------------------------------------------
 R.L. Ball           Executive Vice             Lender          66,900           63,419               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 J. Bougie (3)       President and Chief        Lender         436,592          411,792               0             (2)
                     Executive Officer
------------------------------------------------------------------------------------------------------------------------------
 C. Chamberland      Former Executive Vice      Lender          23,226                0               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc        Executive Vice             Lender          51,489           48,721               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 G.R. Lucas          Treasurer                  Lender          61,934           56,817           2,500             (2)
------------------------------------------------------------------------------------------------------------------------------
 G. Ouellet          Vice President             Lender          54,426           51,561               0             (2)
------------------------------------------------------------------------------------------------------------------------------
 E.N. Santos (4)     Former Executive Vice      Lender         252,217          238,205               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell       Executive Vice             Lender          43,559           40,224               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 S. Thadhani         Executive Vice             Lender         111,572          105,700               0             (2)
                     President
------------------------------------------------------------------------------------------------------------------------------

(1) In respect of A Options only.

(2) Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon Trust Company, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

(3) J. Bougie is a nominee proposed for election as Director.

(4) E.N. Santos retired during 1999.

Other Loans to Executive Officers

The aggregate indebtedness of all Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of loans other than Option Loans at 14 February 2000 was $2,543,426.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

Alcan carries insurance covering liability, including defence costs, of directors and officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the directors or officers. The policy also reimburses Alcan for certain indemnity payments made by Alcan to such director or officer, subject to a $10 million deductible in respect of each insured loss.

The premium paid by Alcan for coverage in 1999 was $345,000 and the limit of insurance is $100 million per occurrence and in the aggregate per year.

APPOINTMENT OF AUDITORS

At the Meeting, Shareholders will be called upon to appoint Auditors to serve until the next Annual Meeting of Alcan and to authorize the Directors to fix the remuneration of the Auditors so appointed.

The Board of Directors and Management, on the advice of the Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse, have been the Auditors of Alcan since 1936.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.

APPROVAL OF BOARD OF DIRECTORS

The Board of Directors has approved the contents of this Management Proxy Circular and its issue to Shareholders.

                                                       /s/ David McAusland
                                                       -------------------------
                                                                 David McAusland
                                                                 Vice President,
                                               Chief Legal Officer and Secretary

                                      LOGO

                M - Official mark of Environment Canada.
              M - Marque officielle d'Environnement Canada.

LOGO                                                           PRINTED IN CANADA